--------------------------------------------------------------------------------
                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


                 ENGLOBAL REPORTS RECORD SECOND QUARTER RESULTS

HOUSTON, TX, August 7, 2008 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, today reported record net income of $6.7 million, or $0.24 per diluted share, for the quarter ended June 30, 2008. The Company's 71% increase in net income, when compared to the prior year quarter, was primarily achieved through a combination of 52% organic revenue growth and improved operating profitability. ENGlobal increased its cumulative net income to $0.39 per diluted share in the six months ended June 30, 2008, compared to $0.26 per diluted share for the same period in 2007.

Second Quarter 2008 Highlights Compared to Second Quarter 2007:
---------------------------------------------------------------

     o    Revenue increased 52% to a record $136 million.
     o    Net income increased 71% to $6.7 million.
     o    Operating profit margin improved to 8.5% from 7.7%.
     o 100% of quarter-over-quarter revenue increase is attributable to organic or non-acquisition related growth.
     o Bi-weekly billable hours averaged 235,000 hours, up 24%, compared to 189,000 hours.
     o    Employee count increased 17% to approximately 2,900.

The following table illustrates the Company's total revenue by segment for the quarters ended June 30, 2008 and 2007, respectively:
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                              Quarter Ended                             Quarter Ended
                              June 30, 2008                             June 30, 2007
                 ----------------------------------------  --------------------------------------
(Dollars in millions)
                                      Gross     Operating                      Gross    Operating
                  Total   % of Total  Profit     Profit     Total  % of Total  Profit    Profit
   Segment       Revenue    Revenue   Margin    Margin(1)  Revenue  Revenue    Margin   Margin(1)
   -------       -------    -------   ------    ---------  -------  -------    ------   ---------

   Engineering   $  77.5      57.0%    16.5%      13.6%       57.0     63.6%    16.8%     13.8%
  Construction      35.7      26.2%    11.2%       9.1%       16.0     17.9%    16.6%     12.4%
    Automation      11.0       8.1%    12.3%       5.5%        9.5     10.6%    11.7%      3.6%
          Land      11.8       8.7%    18.3%      10.9%        7.1      7.6%    12.4%      4.3%
                 -------   ---------                       -------  --------
                 $ 136.0     100.0%                        $  89.6    100.0%
                 =======   =========                       =======  ========

---------------
(1) Operating profit margin calculated prior to allocation of corporate overhead.


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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Press Release
August 7, 2008
Page 2


Revenue increased $46.4 million, or 51.8%, to $136.0 million for the three months ended June 30, 2008, from $89.6 million for the comparable prior-year period, comprised entirely of internal growth initiatives. Gross profit margin decreased one percentage point from 15.9% for the three months ended June 30, 2007, to 14.9% for the three months ended June 30, 2008. The decrease in gross profit margin primarily relates to a quarter-over-quarter shift in revenue mix.

Substantially all of the Company's revenue growth can be attributed to quarter-over-quarter increases in the following operations:


      Segment               Operation                 Increased           %
      -------               ---------                Revenue ($M)     Increase
                                                     ------------     --------
   Construction       Inspection                        $18.9           156%
   Engineering        Detailed Design                   $12.5            37%
   Engineering        Procurement Services              $12.0           218%
   Land               Right-of-Way, Permitting           $4.7            66%

Of these, inspection revenue in the Construction segment and procurement services pass-through revenue in the Engineering segment have historically produced lower gross profit margins than the Company's consolidated average.

ENGlobal's selling, general and administrative ("SG&A") expense for the second quarter 2008 was $8.7 million, an increase of $1.4 million from the second quarter 2007, and a $1.5 million increase from the first quarter 2008. The Company's SG&A expense target is $7.5 million per quarter, but exceeded this amount in the second quarter due to $1.3 million in bad debt expense and reserves against project claims, the majority of which is expected to be a non-recurring charge.

William A. Coskey, P.E., ENGlobal's Chairman and Chief Executive Officer, said, "Today's excellent report is a direct result of ENGlobal meeting many of its previously stated financial goals and objectives. I am especially pleased that we achieved our 8% target for operating profitability and demonstrated an impressive rate of organic growth that significantly exceeded our 25% compounded annual target."

Mr. Coskey, continued, "We are encouraged by a robust level of project activity from an increasingly broad client mix. Management's expectation for the second half of 2008 is that our Engineering, Construction, Automation and Land businesses will all continue on a similar strong track, with consolidated profits from continuing operations expected to meet or exceed those produced during the first half."

On average, the day's sales outstanding decreased to 61 days at June 30, 2008, from 62 days at March 31, 2008 and from 70 days at June 30, 2007. During the second quarter of 2008, the Company produced positive cash from operations of $4.1 million, compared with $524,000 in the second quarter of 2007.

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ENGlobal Press Release
August 7, 2008
Page 3


Long-term debt, net of current portion, decreased 9.6%, or $2.8 million, from $29.3 million at December 31, 2007 to $26.5 million at June 30, 2008. The decrease in long-term debt is primarily related to the $2.3 million decrease in the Company's line of credit resulting from improved collections of associated trade receivables. Cash on hand at June 30, 2008 was $2.3 million and $24.2 million was available under the Company's credit facility, resulting in total liquidity of $26.5 million. ENGlobal's interest expense during the second quarter was $413,000, a decrease of approximately $287,000, or 41%, from the prior year period.

ENGlobal averaged 235,000 billable hours per two-week period during the second quarter 2008, a 24% increase, when compared to 189,000 billable hours in the same period in 2007. The Company's overall utilization percentage, inclusive of overhead personnel, is approximately 93% for the second quarter 2008 compared to 91% for the comparable period of 2007. The Company has calculated its overall utilization percentage, inclusive of overhead personnel, at approximately 90% since 2004.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT) today, August 7, 2008. To participate in the conference call, please dial (877) 407-8033 (Domestic) or (201) 689-8033 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Second Quarter 2008 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, August 21, 2008. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID # 293030. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 will be filed with the Securities and Exchange Commission on or about August 11, 2008.

About ENGlobal
--------------
ENGlobal provides engineering, construction, automation, land and regulatory services principally to the energy sector throughout the United States and internationally. The Company employs approximately 2,900 employees in 20 offices and occupies over 490,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last five years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

Click here to join ENGlobal's email list:
http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.


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ENGlobal Press Release
August 7, 2008
Page 4


                                      FINANCIAL HIGHLIGHTS
                                      --------------------

Consolidated Statements of Income (in thousands, except per share data):

                                                     Quarter Ended           Six Months Ended
                                                        June 30                  June 30
                                                ----------------------    ----------------------
                                                   2008         2007         2008         2007
                                                ---------    ---------    ---------    ---------

Operating Revenue                               $ 136,011    $  89,576    $ 234,177    $ 171,235
         Direct cost                              115,710       75,357      199,530      143,739
                                                ---------    ---------    ---------    ---------
Gross Profit                                       20,301       14,219       34,647       27,496

      Selling, general and administrative           8,701        7,290       15,927       15,033
                                                ---------    ---------    ---------    ---------
Operating Income                                   11,600        6,929       18,720       12,463

Other Income (Expense):
      Other income                                     59          515           85          515
      Interest income (expense), net                 (413)        (700)        (896)      (1,260)
                                                ---------    ---------    ---------    ---------
Income before Provision for Income Taxes           11,246        6,744       17,909       11,718

Provision for Income Taxes                          4,544        2,831        7,204        4,650
                                                ---------    ---------    ---------    ---------

Net Income                                      $   6,702    $   3,913    $  10,705    $   7,068
                                                =========    =========    =========    =========

Net Income Per Common Share:
      Basic                                     $    0.25    $    0.15    $    0.40    $    0.26
      Diluted                                   $    0.24    $    0.14    $    0.39    $    0.26

Weighted Average Shares Used in
Computing Net Income Per Share:

      Basic                                        27,096       26,864       27,078       26,839
      Diluted                                      27,641       27,290       27,576       27,209

   Selected Balance Sheet Information (in thousands):

                                                               As of
                                                   ----------------------------
                                                   Jun. 30, 2008  Dec. 31, 2007
                                                   -------------  -------------

            Cash                                     $  2,344       $    908
            Working capital                            53,307         42,915
            Property and equipment, net                 6,115          6,472
            Total assets                              146,175        119,590
            Long-term debt, net of current portion     26,477         29,318
            Stockholders' equity                       68,349         55,797




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